AUGUST 2022

ADP Canada Co. Supplementary Excess Retirement Plan

Effective January 1, 2004
Amended and Restated as of August 1, 2018

SECTION 1 – INTRODUCTION

1.01     The Company established the Plan effective January 1, 2004.

1.02     The Plan was restated and amended effective August 1, 2018 to better reflect the compensation philosophy of the Company, to clarify its provisions, to reflect changes made since January 1, 2012 and to streamline its operation.

1.03     The Plan applies to all letter-graded associates whose total Group RRSP contributions, both Company and Associate, are capped in any year by the RRSP Limit for the year, as defined herein.

SECTION 2 – DEFINITIONS

In this Plan, the following words and phrases shall have the meanings assigned to them below unless indicated otherwise or a different meaning is specifically required by the context.

2.01     “Applicable Portion”, in relation to a Notional Account Balance, means that portion thereof that is in respect of U.S. Taxpayer Benefits.

2.02    “Associate” means an employee of the Company.

2.03     “Beneficiary” means a beneficiary designated by a Member in accordance with Section 7.

2.04     “Board” means the Board of Directors of ADP Canada Co.

2.05     “Canadian Banks” means the three largest banks, measured by assets that are listed on
Schedule I to the Bank Act (Canada).

2.06     “Company” means ADP Canada Co.

2.07     “Continuous Service” means an Associate’s uninterrupted period of employment since his last date of hire by the Company. Continuous Service will not be considered to be broken by:
a)periods of absence of up to 6 months, with or without pay, approved by the Company
b)periods of absence, without limit, for which benefits are paid under a company-sponsored disability plan.

2.08     “Deemed Interest Rate”
a)in relation to a Member’s Notional Account as of April 1, 2017, means the rate of return, which can be negative, experienced by the Member’s SERP Account investment fund(s) for that month determined in accordance with Section 5.02.
b)in relation to a Member’s Notional Account for periods before April 1, 2017, means the average of the yields (as determined as at the end of each calendar month for application in the following calendar month) of 5 year Guaranteed Investment Certificates issued by the Canadian Banks.

2.09     “Effective Date” means January 1, 2004.

2.10     “Group RRSP” means the Group RRSP established by the Company which consists of a registered retirement savings plan as defined in Subsection 146(1) of the Income Tax Act.

2.11    “Group RRSP Account”, in relation to a Member, means the account of the Member under the Group RRSP to which has been allocated each contribution by or in respect of the Member.

2.12     “Income Tax Act” means the Income Tax Act (Canada), as amended from time to time, together with any relevant regulations and application rules made thereunder from time to time.

2.13     “Member” means an Associate eligible under Section 3 who joins the Plan and continues to be entitled to benefits and rights thereunder.

2.14     “Notional Account”, means a notional investment account established on behalf of a Member that is deemed to consist of notional allocations made in accordance with Section 4.02 and notional interest credited to such notional account in accordance with Section 5.02.

2.15     “Notional Account Balance”, means, on any date on which a determination of the Notional Account Balance is required, the balance of notional allocations made to a Member’s Notional Account in accordance with Section 4.02, plus deemed interest credited in accordance with Section 5 as of such date.

2.16    “Plan” means this ADP Canada Co. Supplementary Excess Retirement Plan.

2.17     “Plan Year” means the calendar year.

2.18     “RRSP Limit”, in relation to a year, means the lesser of 18% of the Member’s Salary for the year and the RRSP dollar limit for the year, as that term is defined in subsection 146(1) of the Income Tax Act.

2.19     “Salary”, in relation to a year and a Member, means the aggregate of all amounts each of which is an amount received in the year by the Member from the Company and each of which is base salary, corporate bonus, commission (at risk) or bonus (at risk).

2.20    “Salary Maximum” for the purposes of the Plan, means, for 2004 the maximum Salary recognized by the Plan is $250,000. For subsequent Plan Years before 2014, the maximum Salary recognized by the Plan shall be $250,000 indexed by the average target salary increase as determined by the Company. As of 2014, Salary Maximum means the maximum Salary recognized by the Plan as determined by the Company, in its sole and uncontrolled discretion. The maximum Salary recognized by the plan as of 2013 is $318,216.38.

2.21     “Service Provider” for the purposes of the Plan, and as appointed by the Company effective April 1, 2017 as permitted under Section 9, means Manulife Financial.

2.22     “Spouse” means, at the time a determination of spousal status is required, a person to whom the Member is:
(a) legally married, provided the Member is not living separate and apart from that person; or

(b) not legally married, but the Member and that person have been cohabiting continuously in a conjugal relationship for at least 1 year.

2.23    “U.S. Taxpayer” means a Member who, at any time, during the period from the date of the first allocation under Section 4.02 to the date of termination of employment or death, as applicable, fulfills one of the conditions below or is deemed to be a U.S. taxpayer for the purpose of the Plan:
a)is a U.S. citizen;
b)is a foreign national/U.S. permanent (“green card” holder);

c)is a foreign national who meets the “substantial physical presence” test during an applicable calendar year; or
d)is a “dual status” individual:
i.who declares that he is a U.S. Taxpayer (under (a), (b) or (c) above); or
ii.whom the Company determines is a U.S. Taxpayer (under (a), (b) or (c) above)
Notwithstanding the member’s declaration of U.S. Taxpayer status, and unless proven otherwise, if the Company’s payroll, human resources, or other records indicate that the member is a U.S. Taxpayer, then the Member shall be deemed to be a U.S. Taxpayer for the purpose of the Plan.
2.24    “U.S. Taxpayer Benefits” means benefits accrued under the Plan while a U.S. Taxpayer.

SECTION 3 - ELIGIBILITY AND MEMBERSHIP

3.01     Eligibility

All letter-graded Associates are eligible for membership in the Plan.

3.02     Membership

A letter-graded Associate will become a Member of the Plan when they become letter-graded and complete the enrolment paperwork but will join the plan effective January 1 of the year after they exceed the RRSP limit. Membership in the Plan continues as long as the Associate is in Continuous Service.

SECTION 4 – CONTRIBUTIONS, ALLOCATIONS AND VESTING

4.01     Member Contributions

Members are neither required nor permitted to contribute to the Plan.

4.02     Company Allocations

a)No amount shall be credited to the Member’s Notional Account before the pay period described in subsection b) below.

b)Where in a pay period in a calendar year, contributions to a Member’s RRSP first exceed the RRSP Limit, the Company shall credit to the Member’s Notional Account, at the end of the pay period, the amount determined as follows:

A + B - C where:

A =     1% of the Salary Maximum

B =     The Company match in respect of part B of the RRSP based on the table below:

Continuous Service	Matching %
<10 years	80% up to 5% of the Salary Maximum
10 or more years	100% up to 5% of the Salary Maximum

C =    The amount of the Company’s contribution to the RRSP in that pay period

c)In each pay period subsequent to (but in the same calendar year as) the pay period described in subsection b) above, the Company shall credit to the Member’s Notional Account, at the end of the pay period, an amount determined as A + B for the balance of the calendar year, where:

A =     1% of the Salary Maximum

B =     The Company match in respect of part B of the RRSP based on the table below:

Continuous Service	Matching %
<10 years	80% up to 5% of the Salary Maximum
10 or more years	100% up to 5% of the Salary Maximum

d)Effective July 1, 2017, for Members who are appointed by the Board to the position of Corporate Officer, the Company shall credit to the Member’s Notional Account an additional 2% of Salary in addition to the amounts outlined in 4.02 b) and c) above.

4.03    Transfers Outside of Canada

A Member shall continue to be credited with notional contributions under Section 4.02 in respect of a period of time in which the Member has been transferred to employment outside of Canada with the Company, or with a company that is affiliated with the Company, provided that the Member does not have the opportunity to earn benefits in respect of such period in a retirement savings arrangement that would remain vested upon his return to employment with the Company in Canada. For the purposes of calculating the amount to be notionally credited in respect of such a period of time, the amounts for A and C in Section 4.02 shall be calculated based on their current Salary.

4.04     Contributions During Leave of Absence

A Member who is approved by the Company for a paid leave of absence will continue to contribute to the RRSP and as such, Company contributions will also continue during this period. A member who is approved by the Company for an unpaid leave of absence will not continue to contribute to the RRSP and as such, Company contributions will not continue during this period.

4.05     Vesting – 3 or More Months of Continuous Service

A Member who has completed 3 months of Continuous Service shall be fully vested in all notional allocations made to the Member’s Notional Account pursuant to Section 4.02.

4.06      Vesting – Death or Permanent Disability

A Member who dies or suffers a permanent disability (as defined under the Company’s long term disability program) while accruing Continuous Service shall be fully vested in all allocations made to the Member’s Notional Account pursuant to Section 4.02.

SECTION 5 - NOTIONAL INVESTMENT FUNDS AND RETURNS

5.01     Notional Investment Funds

Prior to August 1, 2018, one investment fund as determined by the Company was available under the Plan.

Effective August 1, 2018 the Plan provides the same investment fund options as available in the Group RRSP. Plan Members make investment selections on the Service Provider’s website. Where investment instructions are not provided, contributions under the Plan will be directed to the same investment default as the Group RRSP. Detailed descriptions of the funds, including historical rates of return, are found on the Service Provider’s website.

5.02    Notional Investment Returns

Prior to April 1, 2017, each Member’s Notional Account was credited with notional interest on the last day of each month, based on the Deemed Interest Rate, and on the last day of the month immediately preceding the month in which the Member or Beneficiary is paid a benefit in accordance with Section 6.

Effective April 1, 2017, contributions are deposited to the Member’s Notional Account each pay period. Returns will depend on the investment funds selected by the Member and fund performance.

SECTION 6 – BENEFITS

6.01     Determination of Benefit

The benefits payable to a Member from the Plan are the benefits calculated in accordance with the applicable provisions of this Section 6.

6.02     Termination or Retirement

a)General Rule

If a Member terminates employment with the Company, the Member shall be entitled to receive the Notional Account Balance. The amount of the benefit will be paid to the
Member after the Member’s final pay from the Company and will be subject to applicable withholding taxes. If the Member has available RRSP contribution room (and provides satisfactory evidence to the Company) and if the Member requests that the Company make such a transfer, the Company may transfer all or a portion of the Member’s Notional Account Balance directly to the Member’s RRSP without the application of withholding taxes.

b)U.S. Taxpayer

A payment under Section 6.02(a) in respect of U.S. Taxpayer Benefits shall be made following the six (6) month anniversary of the date that the Member separates from service.

c)Payment over Period of Years

A Member entitled to a benefit under Section 6.02(a), other than a Member who terminates before the age of 55, may instead irrevocably elect in writing, prior to the first payment of his or her benefits, to receive the Member’s Notional Account Balance in annual installments over a period of 3, 5 or 10 years provided that the Notional Account Balance is over $50,000. The first payment is made the pay period following the final pay date and is equal to the Notional Account Balance divided by the number of payments he or she has elected. Subsequent payments are made on the January 30th pay date in an amount equal to the then remaining Notional Account Balance divided by the number of remaining payments he or she has elected. For the purposes of determining the remaining Notional Account Balance for each subsequent payment, notional interest will continue to be credited under Section 5.02 on the unpaid Notional Account Balance. The amount remaining in the Notional Account Balance can be paid in full to a Member at any time during this payment period if requested by the Member only if such payment is approved by the Company.

If the Member’s Notional Account Balance is under $50,000 the Notional Account Balance will be paid in full to the member on the pay period following the final pay date.

6.03     Death

a)General Rule

If a Member dies prior to terminating employment with the Company, the Member’s
Spouse or, if the Member does not have a Spouse, the Member’s Beneficiary designated in accordance with Section 7.01 or estate, shall be entitled to receive the Member’s

Notional Account Balance. The amount of the benefit will be paid to the Spouse, Beneficiary or estate by the Company following the Member’s death in a lump sum, subject to applicable withholding taxes.

b)Payment over Period of Years
A Spouse who is entitled to receive a benefit under Section 6.03(a) may instead irrevocably elect in writing, prior to the first payment of benefits, to receive the payment in the Applicable Portion in respect of the member in annual installments over a period of 3, 5 or 10 years provided that the Notional Account Balance is over $50,000. The first payment is due upon the Member’s death and is equal to the Notional Account Balance divided by the number of payments elected. Subsequent payments are made on the January 30th pay date in an amount equal to the then remaining Notional Account Balance divided by the number of remaining payments elected. For the purposes of determining the remaining Notional Account Balance for each subsequent payment, notional interest will continue to be credited under Section 5.02 on the unpaid account balance. The amount remaining in the Notional Account Balance can be paid in full to a Spouse at any time during the payment period if requested by the Spouse only if such payment is approved by the Company.
c)Death of Member While in Receipt
If a Member dies while in receipt of annual benefits under Section 6.02(c) above, the Member’s Beneficiary designated in accordance with Section 7.01 or estate, shall be entitled to receive a lump sum payment of the Notional Account Balance in respect of a Member. Notwithstanding, a Member’s Beneficiary may elect to continue to receive the remainder of the annual payments elected by the Member. The amount remaining in the Notional Account Balance in respect of a Member can be paid in full to a Beneficiary at any time during the payment period if requested by the Beneficiary only if such payment is approved by the Company. If the Beneficiary dies prior to receiving the remainder of the annual payments, the Notional Account Balance will be paid to the estate of the Beneficiary.

SECTION 7 - DESIGNATION OF BENEFICIARY AND SETTLEMENT OF DEATH BENEFITS

7.01     Designation of Beneficiary

A Member may designate, by written notice communicated to the Company, a Beneficiary to receive any payments that may be payable to a Beneficiary following the death of the Member, and may alter or revoke such designation in the same manner from time to time, subject always to the provisions of any annuity, insurance, or other contract or law governing designation of beneficiaries as may be in force from time to time or any subsequent valid designation of a beneficiary by the Member under his will. If a Member does not designate a Beneficiary, or having done so if the Beneficiary is not living on the date of the Member’s death, or lacking any valid designation under the Plan or under the Member’s will, any sums that may be payable under the Plan following the death of the Member will be paid in a lump sum to his estate.

7.02     Death of Beneficiary

Should a Beneficiary, who as the result of a Member’s death is entitled to receive the payment of retirement benefits under a form of benefit with a guaranteed number of payments, die prior to the end of the applicable period for the continuation of such payments, the Commuted Value of the remainder of the guaranteed payments will be paid to the estate of the Beneficiary in a lump sum.

7.03     Identity of Beneficiary or Spouse

If there is any doubt as to the identity of the Beneficiary or Spouse or as to whether the
Beneficiary or Spouse is the person entitled to receive a benefit under the Plan following the death of the Member, payment of any such benefit may be withheld for a reasonable time to permit investigation to be made, and any Beneficiary, Spouse or other claimant will on demand be obliged to furnish all information and to produce such proof of identity and of right to the benefit as may be reasonable in the circumstances.

7.04     Additional Documents

The Company may require the execution and delivery of such documents and receipts as it may deem necessary or desirable in order to be assured that the payment of death benefits is properly made to the party entitled thereto.

SECTION 8 - FUNDING OF THE PLAN

8.01     Funding

The Company has no obligation to secure the Plan. The Company may, in its sole discretion, set aside assets, in such amounts and at such times as it may decide, in such manners as it deems appropriate. In no event will funds or assets be contributed to a trusteed arrangement that constitutes a retirement compensation arrangement under the
Income Tax Act.

SECTION 9 - ADMINISTRATION OF THE PLAN

9.01     Responsibility for Administration

The Company shall be the designated administrator responsible for the overall administration, interpretation and application of the Plan, and all decisions of the Company in connection with the administration of the Plan will be binding upon the Company and the Members. The Company may enact such rules and regulations relating to the operation of the Plan as it considers necessary for the carrying out of its provisions and may amend or revoke such rules and regulations from time to time.

9.02     Delegation of Duties

The Company may delegate certain duties with respect to the administration of the Plan to such committee or person or persons as it may determine, whether or not the members of the committee or the person or persons are employees, officers or directors of the Company. The Company may authorize the committee, person or persons so determined by it to act on its behalf and to execute instruments on its behalf.

SECTION 10 - GENERAL PROVISIONS

10.01     Rights of Associates

Participation in this Plan does not confer on any Member any rights that he did not otherwise possess as an Associate, except to such benefits as have specifically accrued to him under the terms of the Plan. Nothing contained in the Plan may be deemed to give any Associate the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Associate at any time without regard to the effect that such discharge might have upon the Associate as a Member under the Plan.

10.02     Non-Alienation

Except as otherwise directed by a court of competent jurisdiction or permitted by law, all benefits provided under the terms of the Plan are for the Member’s own use and benefit, are not capable of assignment or alienation, and do not confer upon any Member, personal representative or dependent, or any other person, any right or interest in the benefit or deferred benefit that is capable of being assigned or otherwise alienated.

10.03     Assignability of Benefits on Breakdown of Spousal Relationship

Notwithstanding Section 10.02, a benefit payable under the Plan is subject to execution, seizure or attachment in satisfaction of an order for support or maintenance enforceable in Ontario or another relevant jurisdiction. In addition, a portion of a Member’s benefit may be paid to his Spouse or former Spouse in accordance with the terms of a written agreement or court order as contemplated by the Family Law Act (Ontario) or similar legislation in other jurisdictions but only when benefits become payable after the termination of the Member.

10.04     Records

Whenever used for the purposes of the Plan, the records of the Company will be deemed to be conclusive as to the facts with which they are concerned.

10.05     Payments to Incapacitated Persons

If the Company receives evidence satisfactory to it that any person receiving a benefit or entitled to receive a benefit under the Plan is physically, mentally, or legally incompetent to receive the benefit and to give a valid receipt therefor and that no guardian, committee or other representative of the estate of that person has been duly appointed, the benefit may be paid, in the discretion of the Company:

(a)     where an individual or an institution is then maintaining or has custody of the person to whom the benefit is payable, to that individual or institution; or

(b)     to the Supreme Court of Ontario for the credit of the person pursuant to the laws of Ontario governing such payments into court.

Any such payment will be deemed a payment for the account of the person and will constitute a complete discharge for the payment of the benefit. If a person dies before receiving all the payments to which he is entitled under the Plan, the remaining payments will be made to his estate.

10.06     Applications, Notices and Elections

Any application, notice, or election under the Plan must be made, given, or communicated, as the case may be, in such manner as the Company may determine.

10.07     Construction

The Plan and all rights thereunder will be governed, construed, and administered in accordance with the laws of the Province of Ontario.

SECTION 11 - AMENDMENT TO OR TERMINATION OF THE PLAN

11.01     The Company reserves the sole right to amend, segregate, merge, or terminate the Plan at any time or times. However, neither an amendment of the Plan nor termination of the Plan may cause the reduction or the cessation of any benefits under the Plan (and of the Company’s obligation to provide such benefits) which have accrued under the Plan to the Member prior to the effective date of the amendment or the termination.

11.02    Insolvency of Company

    Notwithstanding any other provision in the Plan, if, at any time, the Company is insolvent, there shall be no liability whatsoever, on the part of any directory or officer of the Company to fund the Plan or otherwise provide for the benefits hereunder.